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Exhibit 3.53

RESTATED CERTIFICATE OF INCORPORATION
OF
HERLEY INDUSTRIES, INC.

It is hereby certified that:

        1.     (a) The present name of the Corporation (hereinafter called the "Corporation") is Herley Industries, Inc.; (b) The name under which the Corporation was originally incorporated is Herley Microwave Systems, Inc; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is March 17, 1986.

        2.     The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Herley Industries, Inc. without Further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

        3.     The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

RESTATED
CERTIFICATE OF INCORPORATION OF
HERLEY INDUSTRIES, INC.

        1.     The name of the Corporation is HERLEY INDUSTRIES, INC.

        2.     The address of the registered office of the Corporation in Delaware is: 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

        3.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The aggregate number of shares which the Corporation shall have the authority to issue is twenty million (20,000,000), consisting of twenty million (20,000,000) shares of Common Stock of the par value often ($.10) cents per share.

        The holders of Common Stock shall be entitled to one vote for each share held; the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors; and in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

        5.     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (a)    Term of Directors.    At the Annual Meeting of Stockholders for the fiscal year ending August 1, 2010, and each Annual Meeting of Stockholders thereafter, all directors shall be elected to bold office for a one-year term expiring at the next Annual Meeting of Stockholders. Subject to prior death, retirement, resignation, disqualification or removal from office, a director shall hold office until his or her term has expired and his or her successor has been duly elected and qualified.

            (b)    Vacancies.    Except as otherwise required by law, any vacancy on the Board of Directors (resulting from death, retirement, resignation, disqualification, removal from office or any other reason) and any newly created directorships (resulting from an increase in the authorized number of directors or any other reason) may be filled by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.

            (c)    Number of Directors.    The number of directors of the Corporation shall not be lass than three nor more than twelve. The exact number of directors is to be determined from time to time by a resolution adopted by not less than a majority of the members of the Board then in office. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

            (d)    Meaning of Term Board.    Wherever the term "Board of Directors" is used in this Certificate of Incorporation, such term shall moan the Board of Directors of the Corporation; provided, however, that to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Beard of Directors, such committee may exercise any right or authority of the Board of Directors under this Certificate of Incorporation.

As used in this Certificate of Incorporation, (i) the term "Other Entity" shall include any individual, corporation, partnership, person or entity and any other entity with which it or its "affiliate" or "associate" as those terms are defined in Rule 12b-2 (or any successor rule) of the General Rules and Regulations under the Securities Exchange Act of 1934, together with the successors and assigns of such persons in any transaction or series of transactions not involving a public offering of the Corporation's stock within the meaning of the Securities Act of 1933; and (ii) the term "continuing director" shall mean a member of the initial Board of Directors of the Corporation, or a member of the Board of Directors of the Corporation who was elected by the public stockholders prior to the time that such other entity acquired shares of stock of the Corporation entitling such other entity to exercise in excess often percent (10%) of the total voting power of all classes of stock of the Corporation entitled to vote in the election of directors, or a member of the Board of Directors of the Corporation who was elected or nominated for election by a majority of continuing directors.

        6.     Nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Such nominations other than by the Board of Directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than ninety (90) days prior to the first anniversary of the date of the last meeting of stockholders of the Corporation called for the election of directors.

        Each notice shall set forth (i) the name, age and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business address and, if known, residence address of each nominee proposed in such notice; (iv) the principal occupation or employment of each such nominee; (v) a description of all arrangements or understandings between the stockholder arid each such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information regarding each such nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors of the Corporation; and (vii) the consent of each such nominee to serve as a director of the Corporation if so elected.

        The Chairman of any meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, the Chairman shall so declare to the meeting and the defective nomination shall he disregarded.

        Except as required in the By-Laws no election need be by written ballot.

        7.     The vote of stockholders of the Corporation required to approve any Business Combination shall be as set forth in this Article 7. The term "Business Combination" shall have the meaning ascribed to it in (a)(B) of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in (c) of this Article.

          (a)   (A) In addition to any affirmative vote required by Jaw or this Certificate or Incorporation and except as otherwise expressly provided in (b) of this Article 7

            1.     any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Stockholder or (ii) any other corporation or entity (whether or not itself is an Interested Stockholder) which is, or after each merger or consolidation would be, an Affiliate of an Interested Stockholder, or

            2.     any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $5,000,000 or more; or

            3.     the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of any Affiliate or any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the Corporation or a Subsidiary; or

            4.     the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

            5.     any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of stock or securities convertible into the stock of the Corporation or any subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any affiliate of any Interested Stockholder;

shall not be consummated without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors ('Voting Stock"), in each case voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

          (a)   (B) The term "Business Combination" as used in this Article 7 shall mean any transaction that is referred to in any one or more clauses (1) through (5) of (a) (A) of this Article 7.

          (b)   The provisions of(a) of this Article 7 shall not be applicable to any Business Combination in respect of which all of the conditions specified in either of the following paragraphs (A) and (B) are met, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of the Certificate of Incorporation;

            (A)  such Business Combination shall have been approved by a majority of the Disinterested Directors, or

            (B)  each of the six conditions specified in the following clauses (1) through (6) shall have been met:

              1.     the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the "Consummation Date") of any consideration other than cash to be received by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                  (i)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by the Interested Stockholder which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

                 (ii)  the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the Determination Date), whichever is higher; and

              2.     the aggregate amount of the cash and the Fair Market Value as of the Consummation Date of any consideration other than cash to be received per share by holders of shares of any other class or series of Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this clause (B)(2) shall be required to be met with respect to each class and series of such outstanding Voting Stock, whether or not the interested Stockholder beneficially owns any shares of a particular class or series of Voting Stock):

                  (i)  (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of voting stock beneficially owned by the Interested Stockholder, which were acquired beneficially by such Interested Stockholder (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Stockholder, whichever is higher,

                 (ii)  (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                (iii)  the Fair Market Value per share of such class or series of Voting Stock on the Announcement Date or the Determination Date, whichever is higher; and

              3.     the consideration to be received by holders of a particular class or series of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as were previously paid in order to acquire beneficially shares of such class or series of Voting Stock that are beneficially owned by the Interested Stockholder and, if the Interested Stockholder beneficially owns shares of any class or series of Voting Stock that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Stock shall be either cash or the form used to acquire beneficially the largest number of shares of such class or series of Voting Stock beneficially acquired prior to the Announcement Date; and

              4.     after such Interested Stockholder has become an interested Stockholder and prior to the consummation of such Business Combination:

                  (i)  except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation.

                 (ii)  there shall have been (x) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors and (y) an increase in such annual rate of dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split) recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate was approved by a majority of the Disinterested Directors; and

                (iii)  such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction in which it became an Interested Stockholder; and

              5.     after such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

              6.     a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          (c)   For the purposes of this Article 7:

            (A)  A "person" shall mean any individual, firm or corporation or other entity.

            (B)  "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

              1.     is the beneficial owner, directly or indirectly, of more than 10 percent of the combined voting power of the then outstanding shares of Voting Stock; or

              2.     an Affiliate of the Interested Stockholder and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the combined voting power of the then out-standing shares of Voting Stock, or

              3.     is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

            (C)  A person shall be a "beneficial owner" of any Voting Stock:

              1.     which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

              2.     which such person or any of its Affiliates or Associates has (a) the right to acquire (Whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or(b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

              3.     which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares, of Voting Stock.

            (D)  For the purposes of determining whether a person is an Interested Stockholder pursuant to (c) (B) of this Article 7, the number of shares of Voting Stock deemed to be outstanding shall include shares owned through application of (c) (C) of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion tights, warrants or options, or otherwise.

            (E)  "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1985.

            (F)  "Subsidiary" means any corporation more than 50 percent of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation nor by a Subsidiary or by the Corporation and one or more Subsidiaries, provided, however, that for the purposes of the definition of Interested Stockholders set forth in (c) (B) of this Article7 the term "Subsidiary" shall mean only a corporation of which a majority of each class or equity security is owned, directly or indirectly, by the Corporation.

            (G)  "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

            (H)  "Fair Market Value" means: (1) in The case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock in the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, en the New York Stock Exchange, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of stock as determined by a majority of the Disinterested Directors in good faith; and (2) in the case of stock of any class or series which is not traded on any United States registered securities exchange nor in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

            (I)   In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in (b) (B) (1) and (2) of this Article 7 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

            (J)   "Announcement Date" means the date of first public announcement of the proposed Business Combination.

            (K)  "Determination Date" means the date on which the Interested Stockholder became an Interested Stockholder.

          (d)   A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 7, including, without limitation (A) whether a person is an interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another person, (D) whether the requirements of (b) of this Article 7 have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article 7.

          (e)   Nothing contained in this Article 7 shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          (f)    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article 7 or to adopt any provision inconsistent therewith.

        8.     Special meetings of the stockholders may be called only by the Board of Directors and the power of stockholders to call a special meeting for any and all purposes whatsoever is specifically denied.

        9.     Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than two-thirds of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal Articles 5, 6, 8 and 9 of the Certificate of Incorporation; provided further that the provisions of this Article 9 shall not apply to, and only such vote as shall be required by statute shall be required for, any amendment, alteration, change or repeal recommended to the stockholders by two-thirds of the whole Board of Directors of the Corporation, provided that and so long as a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as defined in Article 5 of this Certificate of Incorporation).

        10.   The Board of Directors shall have the power to make, alter, or repeal By-Laws subject to the power of the stockholders to alter or repeal the By-Laws made or altered by the Board of Directors.

        11.   The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Melinda O'Donnell	100 Jericho Quadrangle Jericho, New York 11753

        12.   No person who is or was at any time a director of the Corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article 12 shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date this Article 12 becomes effective. No amendment to or repeal of this Article 12 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

HERLEY INDUSTRIES, INC.
By:	/s/ Richard Poirier
Name:	RichardPoirier
Title:	CEO & President/Herley Industries, Inc

 CERTIFICATE OF OWNERSHIP AND MERGER
***
HMS INVESTMENTS, INC., A DELAWARE CORPORATION
MERGES INTO
HERLEY INDUSTRIES, INC., A DELAWARE CORPORATION
Pursuant to Section 253 of the General Corporation Law

******

        Herley Industries, Inc., a Delaware corporation (or "Parent"), does hereby certify that:

          FIRST:    HMS Investments, Inc., a Delaware corporation (or "HMS Investments, Inc.") was incorporated on the 10th day of January, 1984, in accordance with Delaware General Corporation Law Title 8 §§ 102 et seq., (the "Delaware General Corporation Law"), which permits the merger of a Delaware corporation with and into another Delaware corporation.

          SECOND:    HMS Investments, Inc. is authorized to issue One Thousand (1,000) shares of common stock having no par value per share (the "HMS Investments Stock"). Parent is holder of record of 100% of the issued and outstanding shares of the HMS Investments Stock.

          THIRD:    Parent was incorporated on the 17th day of March, 1986, in accordance with the Delaware General Corporation Law.

          FOURTH:    In accordance with § 253 of the Delaware General Corporation Law, the Board of Directors of Parent, on its own behalf and as sole stockholder of HMS Investments, Inc., has directed that HMS Investments, Inc. be merged with and into Patent, and in furtherance of the merger, the Board of Directors of Parent unanimously adopted the following resolutions of merger at a meeting duly noticed and convened on December 16, 2010:

            WHEREAS: the Board of Directors acknowledges that this company, Herley Industries, Inc. (the "Company"), owns One Hundred Percent (100%) of the issued and outstanding capital stock of HMS Investments, Inc., a Delaware corporation.

            NOW, THEREFORE, BE IT RESOLVED: that the Board of Directors of the Company deems that it would be advisable to merge the Company's wholly-owned subsidiary, HMS Investments, Inc., a Delaware corporation, with and into this Company, with this Company serving as the surviving corporation to the merger, and assume al of the assets, obligations, rights and liabilities of HMS Investments, Inc. (the "Merger").

            RESOLVED FURTHER: that the Merger is hereby approved by the Board of Directors of the Company in its own capacity and in the capacity as sole stockholder of HMS Investments, Inc.

            RESOLVED FURTHER: that the Plan of Merger and Complete Liquidation attached to these resolutions as Exhibit A is hereby approved and adopted in all respects.

            RESOLVED FURTHER: that the Certificate of Ownership and Merger attached to these resolutions as Exhibit B is hereby approved for filing with the Delaware Department of State, Division of Corporations and adopted in all respects.

            RESOLVED FURTHER: that the merger described in the Plan of Merger and Complete Liquidation shall be structured so as to qualify as a tax free liquidation of HMS Investments, Inc. pursuant to Sections 332 and 337 of the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder, and the assumption of all of the assets, obligations, rights and liabilities of HMS Investments, Inc. by the Company shall be deemed to be made in exchange for the complete cancellation of all of the capital stock of HMS Investments, Inc.

            RESOLVED FURTHER: that Mr. Anello Garefino, Vice President Finance and Chief Financial Officer of the Company, be, and hereby is, authorized and directed to execute and deliver the Plan of Merger and Complete Liquidation and the Certificate of Ownership and Merger and cause the same to be filed with the Delaware Department of State as appropriate or necessary, and to do all acts and things, whatsoever, whether within or without the State of Delaware that may be in any way necessary or appropriate to effectuate the Merger contemplated in these resolutions and to comply with the terms and conditions of the Plan of Merger and Complete Liquidation.

          FIFTH:    HMS Investments, Inc. and Parent have adopted and approved (and adopted resolutions approving) a Plan of Merger and Complete Liquidation that delineates the terms and conditions of the merger.

          SIXTH:    Both HMS Investments, Inc. and Parent, in accordance with the Delaware General Corporation Law, have caused the Plan of Merger and Complete Liquidation to be approved, adopted, certified, executed and acknowledged.

          SEVENTH:    Parent shall be the surviving corporation to the merger, and Parent shall continue its business without change as the survivor upon and after the effective date of the merger. The name of the surviving corporation shall remain "Herley Industries, Inc."

          EIGHTH:    The Certificate of Incorporation and Bylaws of Parent shall remain the Certificate of Incorporation and Bylaws of the surviving corporation contemplated in the Plan of Merger and Complete Liquidation without change or amendment.

          NINTH:    The executed original of such Plan of Merger and Complete Liquidation shall be maintained at 3061 Industry Drive, Lancaster, PA 17603, and a copy of the Plan of Merger and Complete Liquidation shall be furnished upon request and without cost to any current or future stockholder of any constituent party.

          TENTH:    The effective legal date of the merger contemplated by this certificate and related documents shall be 11:59 p.m. on January 30, 2011.

        IN WITNESS WHEREOF, Parent has caused this certificate to be signed, affirmed, acknowledged and attested to by its duly authorized officer this 26th day of January, 2011, and such certificate is the act and deed of Parent and the facts stated herein are true.

HERLEY INDUSTRIES, INC. A Delaware Corporation
BY:	/s/ Anello Garefino
	Name:	Anello Garefino
	Title:	Vice President Finance & CFO

 CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

LANZA ACQUISITION CO.
(a Delaware corporation)

WITH AND INTO

HERLEY INDUSTRIES, INC.
(a Delaware corporation)

March 30, 2011

        Pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL"), Lanza Acquisition Co., a Delaware corporation (the "Company"), hereby certifies the following information relating to the merger (the "Merger") of the Company with and into Herley Industries, Inc., a Delaware corporation ("Herley"):

          1.     The Company is the owner of at least 90% of the outstanding shares of common stock, par value $0.10 per share (the "Common Stock") of Herley. The Common Stock constitutes the sole outstanding class of capital stock of Herley.

          2.     The board of directors of the Company, by unanimous written consent without a meeting in accordance with Section 141(f) of the DGCL, duly adopted on March 30, 2011 the resolutions attached hereto as Exhibit A, which have not been amended or rescinded and are now in full force and effect, to merge the Company with and into Herley, on the terms and conditions set forth in Exhibit A hereto, with Herley being the surviving corporation (the "Surviving Corporation").

          3.     The sole holder of all of the outstanding capital stock of the Company has approved the Merger by written consent in lieu of a meeting pursuant to Section 228 of the DGCL.

          4.     The Amended and Restated Certificate of Incorporation of the Surviving Corporation is hereby amended in its entirety to read as set forth in Annex 1 to the resolutions attached hereto as Exhibit A.

          5.     The Merger shall become effective upon the filing of this Certificate of Ownership and Merger.

[Remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, this Company has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on the date first written above.

LANZA ACQUISITION CO.
BY:	/s/ Deanna H. Lund
	Name:	Deanna H. Lund
	Title:	Executive Vice President & Chief Financial Officer

 Exhibit A

        The undersigned, being all the members of the Board of Directors (the "Board") of Lanza Acquisition Co., a Delaware corporation (the "Corporation"), do hereby unanimously adopt the following resolutions and consent to adopting each as an action of the Board, acting without a meeting pursuant to the authority granted by the Bylaws of the Corporation and the Delaware General Corporation Law (the "DGCL").

        WHEREAS, the Corporation is party to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 7, 2011, by and among the Corporation, Kratos Defense & Security Solutions, mc., a Delaware corporation and the sole stockholder of Parent (as defined below) ("Kratos") and Herley Industries, Inc., a Delaware corporation ("Herley"), which provides for the acquisition by the Corporation of Herley by way of the commencement of a tender offer (the "Tender Offer") for all of the outstanding shares of the common stock, par value $0.10 per share, of Herley (the "Common Stock") at a price of $19.00 per share and the subsequent merger (the "Merger") of the Corporation with and into Herley with Herley continuing as the surviving corporation;

        WHEREAS, as of the date hereof, the Corporation has acquired through the Tender Offer at least 90% of the Common Stock;

        WHEREAS, the Common Stock is the only class of capital stock of Herley outstanding;

        WHEREAS, the Corporation's sole stockholder is Acquisition Co. Lanza Parent, a Delaware corporation and a wholly owned subsidiary of Kratos ("Parent"); and

        WHEREAS, the Board believes the Merger is in the best interests of the Corporation and its sole stockholder.

        NOW, THEREFORE, BE IT:

        RESOLVED, that, pursuant to the Merger, the Corporation be merged with and into Herley with Herley continuing as the surviving corporation in such Merger (the "Surviving Corporation") and that the Surviving Corporation shall succeed to all rights, privileges, powers and franchises of Herley and shall assume all of the obligations of Herley;

        RESOLVED, that the name of the Surviving Corporation be Herley Industries, Inc.;

        RESOLVED, that the Board recommends that the sole stockholder of the Corporation approve and adopt the Merger, and that each of the officers of the Corporation (each, an "Authorized Officer") shall submit the proposed Merger to the sole stockholder of the Corporation for its approval (the "Stockholder Approval")

        RESOLVED, that, contingent upon receipt of the Stockholder Approval, each of the Authorized Officers be and hereby is authorized, directed and empowered to execute a Certificate of Ownership and Merger pursuant to Section 253 of the DGCL setting forth a copy of these resolutions to merge the Corporation with and into Herley and to file the same in the office of the Secretary of State of the State of Delaware, and the Merger shall be effective upon the filing of such Certificate of ownership and Merger (the "Effective Time")

        RESOLVED, that at the Effective Time, by virtue of the Merger:

  (a)
  Each share of capital stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.00l per share of the Surviving Corporation;

  (b)
  Each share of Common Stock issued prior to the Effective Time that is owned by Herley, any wholly-owned subsidiary of Herley, Parent, Kratos, any wholly-owned subsidiary of Kratos or the Corporation shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor;

  (c)
  Subject to clause (b) above and except with respect to shares held by stockholders who properly demand and perfect appraisal rights available under Section 262 of the DGCL (which shall be treated in accordance with Section 4.1(d) of the Merger Agreement), each issued and outstanding share of Common Stock shall be converted into the right to receive $19.00 in cash, without interest and subject to any applicable withholding tax, upon surrender of the certificate representing such share in accordance with the Merger Agreement and all such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, representing any such shares of Common Stock shall cease to have any rights with respect thereto;

  (d)
  The directors of the Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal;

  (e)
  The officers of Herley immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal;

        RESOLVED, that at the Effective Time, the Certificate of Incorporation of the Surviving Corporation be amended and restated in its entirety to read as set forth on Annex 1 hereto;

        RESOLVED, that at the Effective Time, the Bylaws of the Surviving Corporation be amended and restated in their entirety to read as set forth on Annex 2 hereto;

        RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed, in the name and on behalf of the Corporation, to take or cause to be taken any and all such further actions, to execute and deliver or cause to be executed and delivered all such other documents, certificates, amendments, instruments and agreements, to make such filings in the name and on behalf of the Corporation, to incur and pay all such fees and expenses and to engage in such acts as they shall in their judgment determine to be necessary, desirable or advisable to carry out fully the intent and purposes of the foregoing resolutions and the execution by such Authorized Officer of any such documents, certificates, amendments, instruments or agreements or the payment of any such fees and expenses or the doing by them of any act in connection with the foregoing matters shall be conclusive evidence of their authority therefore and for the approval and ratification by the Corporation of the documents, certificates, amendments, instruments and agreements so executed, the expenses so paid, the filings so made and the actions so taken; and

        RESOLVED, that any and all actions heretofore taken, and any and all things heretofore done by any officer or director of the Corporation in connection with or with respect to, the matters referred to in the foregoing resolutions be and hereby are confirmed as authorized and valid acts taken on behalf of the Corporation.

 Annex 1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HERLEY INDUSTRIES, INC.

I.

        The name of the corporation (the "Corporation") is Herley Industries, Inc.

II.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

IV.

        The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.00l per share.

V.

        The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

VI.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VII.

        Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

        No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article VIII shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date this Article VIII becomes effective. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

QuickLinks

  Exhibit 3.53
RESTATED CERTIFICATE OF INCORPORATION OF HERLEY INDUSTRIES, INC.
RESTATED CERTIFICATE OF INCORPORATION OF HERLEY INDUSTRIES, INC.
CERTIFICATE OF OWNERSHIP AND MERGER *** HMS INVESTMENTS, INC., A DELAWARE CORPORATION MERGES INTO HERLEY INDUSTRIES, INC., A DELAWARE CORPORATION Pursuant to Section 253 of the General Corporation Law
CERTIFICATE OF OWNERSHIP AND MERGER MERGING LANZA ACQUISITION CO. (a Delaware corporation)
WITH AND INTO HERLEY INDUSTRIES, INC. (a Delaware corporation)
Exhibit A
  Annex 1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HERLEY INDUSTRIES, INC.
I.
II.
III.
IV.
V.
VI.
VII.
VIII.